Exhibit 99.1

FOR IMMEDIATE RELEASE

November 5, 2007

HUNTSMAN AND FLINT HILLS RESOURCES CLOSE ON SALE OF

BASE CHEMICALS BUSINESS

Sale Completed Upon Port Arthur Plant Restart

The Woodlands, Texas — Peter R. Huntsman, President and CEO of Huntsman Corporation (NYSE: HUN), today announced that Huntsman and Flint Hills Resources, LP, an independent, wholly owned subsidiary of Koch Industries, Inc., have closed on the sale of Huntsman’s Base Chemicals business.

The sale of the Base Chemicals business is the second closing in a two-part transaction valued in total at approximately $770 million.  The parties had previously closed on the sale of Huntsman’s U.S. Polymers business in August.

Huntsman received approximately $415 million at the second closing, including the estimated value of associated inventory for its Base Chemicals business, which remains subject to a post-closing adjustment.  Huntsman will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities, which will be liquidated for cash.  Huntsman had already received approximately $355 million in connection with the parties’ earlier closing for the U.S. Polymers business, which also remains subject to a post-closing adjustment.

Pursuant to the agreement between Huntsman and Flint Hills Resources, the second closing occurred upon the successful restart of Huntsman’s Port Arthur, Texas, olefins manufacturing facility.

The Base Chemicals business transferred to Flint Hills Resources does not include the captive ethylene unit at the retained Port Neches, Texas, facility which, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to Huntsman, will continue to provide feedstock for Huntsman’s downstream derivative units.

“We are very pleased to have successfully completed the repairs to the Port Arthur facility and to have closed on the sale of our Base Chemicals business,” said Peter Huntsman.  “While we will miss our colleagues that have now transferred to FHR, we are gratified by the new opportunities they will have as a part of the Flint Hills organization.”

“With today’s close, Flint Hills Resources is focused on creating value for a new group of global customers,” said Brad Razook, President and Chief Executive Officer of Flint Hills Resources.  “We are excited about our growing petrochemicals interests and our opportunities to apply our manufacturing and marketing capabilities to this new segment of our business.”

- END -

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The Company had 2006 revenues of over $13 billion.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Huntsman Contacts:

Media:  Russ Stolle, tel: +1 281 719 6624

Investor Relations:  John Heskett, tel: +1 801 584 5768

About Flint Hills Resources:

Flint Hills Resources, LP is a leading producer of fuels, petrochemicals, base oils for lubricants and asphalt, based in Wichita, Kan. It owns refineries in Alaska, Minnesota, and Texas and chemical plants in Illinois, Michigan and Texas. Flint Hills Resources operates a system of refined products terminals that serve Texas and the Midwest. The company also has an interest in a lube oil facility in Westlake, La.  More information at www.fhr.com.

Flint Hills Resources Contact:

Marc Palazzo, tel +1 316 828 7462